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                                                                    EXHIBIT 99.2

DRAFT-NOT FOR RELEASE
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               DIGITAL VIDEO SYSTEMS TO WITHDRAW CLASS A WARRANT
                    REDEMPTION AND VOLUNTARY EXERCISE OFFER

SANTA CLARA, Calif., July 25, 1996--Digital Video Systems Inc. (DVS) (Nasdaq:DVID) reported today that it was withdrawing, effective immediately, its previously announced call for redemption of the Company's Class A Warrants and its offer to permit holders of these Warrants to exercise them upon revised terms prior to the date of redemption. DVS said its decision was based upon current adverse stock market conditions. As a result of the Company's withdrawal of the call for redemption and revised exercise offer, the Company's Class A Warrants will continue to be exercisable under their original terms, which provide for the issuance of one share of the Company's common stock and one redeemable Class B Warrant for each Class Warrant at an exercise price of $6.50. The Class A Warrants are exercisable at any time prior to May 9, 2001 and will continue to be subject to redemption by the Company in the future under their original terms should the Company's common stock satisfy certain trading level conditions.

     Digital Video Systems Inc. is a leading developer and manufacturer of digital video products for the entertainment, business and education markets. DVS was founded in 1992 by Dr. Edmund Sun, founder of C-Cube Microsystems and Weitek Corp. The company's product line addresses multiple applications for digital video such as VideoCD players, network video systems and high performance encoding products. For more information please contact Digital Video Systems, 2710 Walsh Ave., Santa Clara, Calif. 95051. Telephone: (408) 748-2100.
Fax: (408) 727-1888. E-Mail: info@dvsystems.com. World Wide Web: http://www.dvsystems.com.

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Contacts:          Matthew Bell        Janis Gemignani
                   Pacifico, Inc.      Digital Video Systems, Inc.
                   (408) 293-8600      (408) 748-2100